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                                                                    EXHIBIT 99.2

                                                    SANDERSON FARMS INCORPORATED
                                                        Moderator: Joe Sanderson
                                                            02-24-05/10:00 am CT
                                                              Conference #500024
                                                                          Page 1

                          SANDERSON FARMS INCORPORATED

                            MODERATOR: JOE SANDERSON
                                FEBRUARY 24, 2005
                                   10:00 AM CT

Operator:         Good day, everyone, and welcome to the Sanderson Farms,
                  Incorporated, conference call. Today's call is being recorded.
                  At this time for opening remarks and introductions I would like to turn the call over to the Chairman and Chief Executive
                  Officer, Mr. Joe Sanderson. Please go ahead, sir.

Joe Sanderson:    Thank you. Good morning and thank you for joining
                  us today. I would like to welcome you to Sanderson Farms First
                  Quarter conference call with shareholders, analysts and investors. With me on the call today is Lampkin Butts, President and Chief Operating Officer and Mike Cockrell, Chief
                  Financial Officer of Sanderson Farms.

                  The purpose of this call is to review financial results and operating trends reflected in the first fiscal quarter ended January 31. We issued a news release this morning announcing net earnings of $10 million or 50 cents per fully diluted share for our first fiscal quarter of 2005. This compares to $19 million or 96 cents per share earned during last year's first quarter which included 1 cent per share or $177,000 net of income taxes for the recovery of settlement proceeds from certain vitamin litigation.

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                                                    SANDERSON FARMS INCORPORATED
                                                        Moderator: Joe Sanderson
                                                            02-24-05/10:00 am CT
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                  I will begin the call with some brief comments about general market conditions and the company's operations and then I will turn the call over to Mike for a more detailed account of financial results.

                  Before we make any further comments I would like to ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell:    Thank you, Joe, and good morning to everyone. Before
                  we begin the call this morning, as always we need to caution you that the call will contain forward-looking statements about the business, financial condition and prospects for the company. All forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities
                  Litigation Reform Act of 1995 and are based on management's current expectations or beliefs as well as assumptions made by and information currently available to management.

                  The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. Those risks and uncertainties are described in Item 7 of our most recent annual report on form 10K and in the MD&A portion found in
                  Item 2 of Part 1 of the company's quarterly report on form 10Q filed with the SEC in connection with the first quarter ended January 31, 2005, which form 10Q was filed this morning.

Joe Sanderson:    Thank you, Mike. Our financial and operating results for the first fiscal quarter marked a strong start for fiscal 2005 and reflect a poultry market that improved as the quarter progressed and input costs have steadily decreased throughout the quarter.

                  Market prices for poultry products were mixed during the quarter when compared to our first quarter last year although they were higher across the

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                                                        Moderator: Joe Sanderson
                                                            02-24-05/10:00 am CT
                                                              Conference #500024
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                  board when compared to our last quarter. The average Georgia dock price during our first quarter was 7.4% higher than last year's first quarter. The Georgia dock price is currently 73-3/4 cents per pound which compares to 72 cents per pound for the same week last year. To put the current market price in perspective, the average dock price for the two previous years for the week of February 24 was 63 cents per pound.

                  While bulk leg quarter prices were steady for the quarter compared to last year's first quarter increasing less than 1%, the market for leg quarters reflects good export demand. While export data for January are not yet available chicken exports during December of 2004 increased 22.7% in quantity and 16.8% in value when compared to December a year ago, continuing the improvement we began seeing last fall.

                  Exports to Russia, which was the top market during the quarter for the industry, reflected more normal levels during December 2004 when compared to the relatively low levels of 2003, increasing by 92% in tonnage and 85% in value.

                  Bulk leg quarter prices averaged 29 cents per pound during our first quarter and leg quarters are currently trading for 31 cents per pound. Wing prices during our first fiscal quarter averaged $1.05 a pound, up a bit over 5% from the average of 99-3/4 cents per pound during last year's first quarter.

                  Boneless breast meat prices during our first quarter however were lower falling by 9.69% when compared to the first quarter a year ago. While lower for the quarter, boneless prices strengthened as the quarter progressed reaching a high of $1.66 in January. Boneless breast meat averaged $1.38 during the first quarter and today the market for boneless is $1.48 per pound.

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                                                        Moderator: Joe Sanderson
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                  All this said, the overall average selling price for poultry products decreased 2% for the quarter compared to last year's first quarter.

                  While chicken prices were mixed during the first quarter when compared to last year's first quarter, the same can be said about grain prices. As we reported in December, our operating costs during our first fiscal quarter reflected the higher grain prices we incurred during the second half of fiscal 2004. Although we began paying lower prices for corn and soybean meal delivered to our mills in November, the chickens processed and sold during the first half of the quarter still reflected the higher price grain bought prior to our fiscal year-end.

                  By the end of the quarter we began to realize significant savings in our cost structures. We have already contracted for a portion of our feed grain needs for the balance of our fiscal year and we still expect to realize savings of between $60 million and $65 million during fiscal 2005 compared with fiscal 2004.

                  We are pleased to report that our operating performance also continued to be strong. We were particularly pleased with the strides made at our Hammond processing division which completed its shift to the big bird market during 2004. Both our processing division and our live grow out continue to compete very well in the industry.

                  Just as we did at the beginning of fiscal 2004, we have identified opportunities in our plants in the field and in sales that we will work to capture during fiscal 2005 and we look forward to continued improvement in our overall operating performance.

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                                                    SANDERSON FARMS INCORPORATED
                                                        Moderator: Joe Sanderson
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                  The performance of our prepared foods division during the
                  first quarter improved over last year's first quarter as it paid less for raw materials than a year ago. While sales decreased approximately 7.6% the profitability of the foods division improved relative to a year ago. Our foods division purchases much of its fresh chicken needs from our Hammond, Louisiana, facility.

                  As most of you know, Winn-Dixie, a customer of ours for many years, filed for protection under Chapter XI of the U.S. Bankruptcy Code early Tuesday morning. Our exposure at the time of the filing was not material to our financial statements and we will take all possible steps to recover the pre-petition receivable.

                  Going forward we will continue to supply Winn-Dixie and do all we can to support their efforts to successfully reorganize their business. Looking ahead we remain confident that we will continue to improve our operating performance and sales execution. While we don't expect the peak market prices for poultry products we enjoyed during 2004, the market appears balanced. With projected improved export demand the market should manage to project a 2-1/2% to 3% increase in poultry supplies.

                  We remain on schedule to begin operations at our new South Georgia poultry complex during our fourth fiscal quarter. We have live chickens on the ground in Georgia and construction at all three facilities - our feed mill, hatchery and processing plant - remains on schedule.

                  At this point I'd like to turn the call over to Mike for financial statements.

Mike Cockrell:    Thanks, Joe. As Joe said we are pleased with our financial performance during the first fiscal quarter. Net sales for the quarter totaled $233.3 million, up from $226.4 million for the same quarter a year ago. The 50 cents per share earned

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                                                        Moderator: Joe Sanderson
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                  during the quarter from operations compared to 96 cents
                  earning during last year's first quarter and as Joe said, that 96 cents reflects a 1-cent per share recovery on the partial settlement of litigation against vitamin suppliers.

                  Our cost of sales for the three months ended January 31, 2005, as compared to the same three months of fiscal 2004, increased 10.9%. The increase is a result of the increase in pounds of poultry products sold in the first quarter compared to the same quarter a year ago as well as an increase in the cost of feed grains recognized in cost of sales. As Joe already mentioned we experienced higher feed grain costs during the first half of the quarter compared to last year but expect to enjoy lower costs for the balance of the year.

                  SG&A expenses for the first fiscal quarter were up $1.8 million compared to last year. This increase is primarily the result of an increase in marketing expenses and an increase in administrative costs associated with the constructions and startup of the new Georgia facility.

                  Interest expense during the quarter decreased $114,000 to $318,000 during the quarter reflecting our lower outstanding debt.

                  At the end of our first quarter our balance sheet reflects stockholders equity of $287.6 million and net working capital of $149 million. The current ratio was 3.74 to 1. Our debt totaled $15.2 million and our debt to total capitalization ratio was 5% as of January 31, 2005. Our net debt was less than zero resulting in a net debt to cap ratio of a negative amount.

                  We spent $15.5 million on capital expenditures during the quarter of our total annual budget of $127 million and that included $10.5 million in Georgia. We also spent $2 million on dividends reflecting our higher dividend rate of 10 cents per quarter.

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                                                    SANDERSON FARMS INCORPORATED
                                                        Moderator: Joe Sanderson
                                                            02-24-05/10:00 am CT
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                  During fiscal 2005 we expect to spend $127 million on planned capital projects which amount includes approximately $7 million in vehicle and other operating leases, $13 million on our new general office building, $18 million on maintenance at existing facilities and $89 million in Georgia.

                  Our depreciation and amortization during the first quarter totaled $6.3 million and we expect approximately $26 million for fiscal 2005.

                  That ends our prepared remarks and we will now open up the call for questions and hopefully answers.

Operator:         Thank you. The question and answer session will be conducted electronically today. If you'd like to ask a question please signal by pressing the star key followed by the number 1 on your touchtone telephone. If you're using a speakerphone make sure that your mute button is turned off to allow your signal to reach our equipment.

                  Again it is star 1 if you'd like to ask a question. We'll pause just a moment.

                  We'll take our first question from (Christine McCracken) with
                  (FTN).

(Christine McCracken):    Good morning.

All:              Good morning, (Christine).

(Christine McCracken):    Just looking at again your outlook for feed
                      obviously much better for the balance of the year as we move into some of this lower cost grain and oil seed specifically, I'm wondering, you know, we've kind of seen the bottom. Prices are starting to move up. Why haven't you been more

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                                                        Moderator: Joe Sanderson
                                                            02-24-05/10:00 am CT
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                  aggressive at locking in these very low feed costs than, you know, you mentioned in your comments?

Joe Sanderson:    We did not mention how aggressive we had been.

(Christine McCracken):    Okay.

Joe Sanderson:    We've been fairly aggressive however, relatively speaking, and we don't know, we think what's happened in the last 10 days has been a weather scare out of South America.

(Christine McCracken):    Right.

Joe Sanderson:    And had we priced out yesterday or the day before when the prices were higher we still would have been in that range that I told you about. Our advisors believe that we have not seen the bottom in grain values.

(Christine McCracken):    Fair enough. I guess we all need a crystal ball
                  for that. Also looking at the egg set and chicks, at the hatchability I guess numbers lately, it seems like we've seen slightly better hatching rates lately. I'm wondering if you could comment on that and to what extent that's going to impact total production going forward.

Joe Sanderson:    Well, the comments are that from people watching that say that we are getting a little better hatch and my guess is that compared to a year ago the flock is younger. Probably a year ago people were holding older hens a bit longer to get eggs and as a result of that you might have seen a lower hatch rate.

                  I think the flock if you look back over the last 12 months the breeder flock is up 1% and I just think you've got a normal aged breeder out there. I think

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                                                        Moderator: Joe Sanderson
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                  you're going to see weeks ahead where you have 2% and 3% and
                  4% more head coming on the market. I think it'll average close to 3% at the end of the day and we believe the market can manage that.

(Christine McCracken):   And so really the increases that we're seeing
                  from production this year, part of it is really tied to a more productive bird and probably slightly heavier weights given the low cost feed and not really expansion on the part of the producer.

Joe Sanderson:    Right. That's what we think. And we think that because of
                  breeder placements.

(Christine McCracken):    Sure.

Joe Sanderson:    You can't make that many more chickens out of 1% more hens.

(Christine McCracken):    I hear you. And then just on Georgia it sounds
                  like things are moving along there quite well and you did mention I think that you had birds on the ground so it seems like production data out today would already incorporate kind of your increases that you're expecting to make there?

Joe Sanderson:    Yeah. We've placed breeder stock there in November, December,
                  January and have we placed February? And February. And those pullets are in the reported numbers as far as we know. The primary breeders report those numbers and I feel certain they were included, they're included.

(Christine McCracken):    That's good to hear. With regard to that, you
                  know, obviously we're looking at the cost of construction going up pretty considerably. We're working on a house and certainly our costs have gone up relative to expectations. Now how do you avoid that with the cost of steel being so high,

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                  concrete especially in the Southeast? How do you avoid higher costs than expected?

Joe Sanderson:    Well, you know, when we - I'm trying to think about our
                  timetable. When we were doing this we knew when we were planning and when the contracts were let in Georgia, what the costs were going to be and we have fixed price contract and those contracts reflected higher cost concrete, steel. We also saw that in the construction of poultry houses and at the time lumber was higher than it is today.

                  But when we looked at the overall package it was something that didn't, you know, we felt like we could manage and for the growers it's reflected in their contract pay and what we're paying over there is the same thing we're paying in Mississippi and Texas for that matter.

Mike Cockrell:    You might remember, (Christine), that when we first announced the Georgia project we estimated what it would cost and then on the next call we increased that once the contracts were let and once we got everything, we got on the ground over there and got the contracts in place.

Joe Sanderson:    It was $8 million or $9 million more dollars.

Mike Cockrell:    Yeah, about $8 million more from the first announcement to the second.

(Christine McCracken):    You're not going to come up with the same surprises my
                  contractor will.

Mike Cockrell:    You building a chicken house or...?

(Christine McCracken):    Oh, no.

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Mike Cockrell:    Oh.

(Christine McCracken):    In any event, and then just relative to your
                  expectations from Georgia, are you selling that product already into the market? Are you preparing customers for that product so that, you know, day 1 you kind of have a place to go with that chicken or is it a gradual process that you'd expect? Can you give us any insight on that?

Joe Sanderson:    Well, I'm going to tell you what I think. We'll plow ground and have salesmen out making calls just as we do every day but none of that product is really going to be sold until it's on the back dock, packaged and ready to go. But we feel like that that plant in particular is going to be in pretty good sales shape when we crank up over there and we'll crank up gradually over a six-month period and we feel like that'll be sold well enough.

(Christine McCracken):    All right. So it's not the production that you're
                  putting in I would assume. You're not say putting in, you know, full capacity - expectations for full capacity day 1 obviously and the birds that you're putting in are probably a small percentage of what you'll end up having over time.

Joe Sanderson:    Yes, it'll represent about a 20% increase in our production and it'll be probably May or June of 2006 before you're at full capacity at that plant.

(Christine McCracken):    Good to have that timeline. Thanks a lot.

Joe Sanderson:    Good. Thank you.

Operator:         Once again it is star 1 if you'd like to ask a question.

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                                                        Moderator: Joe Sanderson
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                  There are no other questions at this time. A final opportunity
                  - it is star 1 to ask a question.

                  We have a follow up question from (Christine McCracken).

(Christine McCracken):    I can ask another question.

Joe Sanderson:    All right.

(Christine McCracken):    Not to dominate the conversation but, you know, there
                  was some articles out this weekend about the WHO meetings and the potential for avian influenza to spread, possibly, you know, some concerns there. What's your take on that? Do you think that there's any realistic way that it'll spread, you know, beyond kind of what we've seen so far and what steps does the U.S. take? Maybe you can kind of give us some perspective. On that relative to being able to control AI, how does it differ here and why should we not be concerned about this as a major issue for you?

Joe Sanderson:    Right. Well, first of all I would defer to the comments that the leader of WHO made and Dr. (Gerberding). I know in that area they're much more equipped to comment than I. But there's a significant difference.

                  First of all in the industry in the United States and the existence of birds - turkeys, ducks, chickens - in Asia and there's a difference in housing. As a matter of fact a lot of the birds over there are not in housing. They roam and they mix with other animals and it's a totally different situation.

                  The type of virus that they have seen in Asia has never been seen in the United States. And in the United States almost all the commercial industry,

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                  the birds are housed; they're confined and they're under
                  bio-security programs.

                  And secondarily I would say that the response of industry, the industry that serves us with medications and vaccine would likely once the virus is identified, respond quickly, much differently than it could be done in Asia and in the countries that are effected over there.

(Christine McCracken):    That sounds like we're a little bit prepared,
                  more prepared and given the structure of the industry, we wouldn't see the same spread of the virus as they've seen in Asia.

Joe Sanderson:    You wouldn't see it done in the same way because a lot of the fowl over there roam. They're not confined. And I think most of their comments were concerned with bird to human and then human to human.

(Christine McCracken):    Right.

Joe Sanderson:    And, you know, I would never - if they believe that's going to happen I would defer to their judgment and I think they would know how to - you know, we're going to confine our birds, we're going to practice bio-security, we're going to be vigilant. We test all the time for avian influenza virus in our flocks and I now a lot of other processors do. And I'm sure that does not happen with backyard birds and roaming birds in Asia.

Mike Cockrell:    (Christine), it's also, you know, as we said last year when the same issue was raised after some avian influenza was detected in the United States, it's important to remember that the particular strain in Asian that has effected poultry and some humans over there, there's no history of that highly

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                  pathogenic strain of avian influenza in the United States. We haven't had it and don't have it now.

(Christine McCracken):    Correct. Good stuff. Unless they come over on a plane
                  or something I guess we're pretty safe.

Joe Sanderson:    Well, you know, at one time it was attributed to migratory waterfowl and other birds over there. I don't know and I guess someone knows if there's a chance that there would be some co-mingling of migratory birds that would somehow get into North America. But it hasn't happened thus far.

(Christine McCracken):    But in any event it seems like there's some checks in
                  place to keep that from spiraling out of control.

Joe Sanderson:    I would think so, yes. It's much better prepared than Asia would be.

(Christine McCracken):    And then just if I could on breast meat prices lately
                  obviously they've been trending down here since the first of the month. You know, looking at cold storage numbers it seems like we're working down some of those inventories. You had mentioned that exports still pretty strong and that's pretty nice dark meat market. Wondering, if you could, just comment on why the weakness in breast meat prices and if you expect it to turn around at any point?

Lampkin Butts:    (Christine), this is Lampkin Butts. We did see a little
                  softening of the breast market in February but it has stabilized now and seems to have leveled out. We expect to see seasonal price increases for white meat, for boneless breast, particularly after Easter and through the summer.

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                  We don't expect to see the spikes that we saw last year. Not expecting those kind of prices but we think that once we get the Easter season behind us that those prices will trend up and move up probably slowly through the summer and this year maybe through Labor Day where last year they began coming down right after the fourth. We think maybe it'll be better demand through the summer till Labor Day.

(Christine McCracken):    Fair enough. And you did mention strong export demand.
                  You know, Russia's I guess opened up to Brazilian imports. Any comments on competition from Brazil?

Joe Sanderson:    Well, as you said the export market and the demand for that dark meat is good. We're not feeling the competition from Brazil and barring any unforeseen political disaster we're expecting Russia to (fill) that quota this year.

Mike Cockrell:    Yeah.

Joe Sanderson:    Brazil has a quota as well.

(Christine McCracken):    Right.

Joe Sanderson:    And so those numbers are set.

(Christine McCracken):    Right. And it seems like they're exporting a slightly
                  different product in any case so that's good stuff. Thanks.

Joe Sanderson:    Thank you, (Christine).

Operator:         And next we'll go to (Hewitt) (Unintelligible) with (Romani.
                  com).

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(Hewitt):         Gentlemen, I wanted to ask if you've given any further thought to the item in the proxy regarding executive compensation. There are if I recall about 31 different data points that the managers might be evaluated on and I'm wondering if with all those data points that might create a problem in terms of deciding which data point to use in any given year.

Mike Cockrell:    This is Mike. The board, the shareholders last week at the annual shareholders meeting did approve the omnibus stock incentive plan that you're referring to. And although that plan is an omnibus plan that the compensation committee on advice of advisors and experts that they hired, recommended that the full board approve and ask the shareholders to approve - that plan is a long-term plan that the compensation committee of the board tried to anticipate the future and put in place a menu of options that they would have available to them going forward.

                  No, there's not been any concrete - the compensation committee and the board has not put in place any specific plan that utilizes those various options that they have available to them. You know, there are many options and they're available on how to measure the executive compensation but they have not put in place anything concrete yet.

Joe Sanderson:    Historically we have two that we've used forever and we will continue to use those two and one of those is earnings per share and the other is our relative position in our industry, our competitiveness.

(Hewitt):         Great. And Mike, thanks for that. And one other item just to refresh my memory. The one-time gain in the Q1,'04, results for the vitamin supplements.

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Mike Cockrell:    Right.

(Hewitt):         That added how many cents per share to your earnings?

Mike Cockrell:    Last year in the first quarter it added 1 cent.

(Hewitt):         One cent.

Mike Cockrell:    Gosh, over the last four years I don't recall the exact
                  number.

(Hewitt):         I was just curious versus, you know, '05 versus '04, you know,
                  Q1, '05, versus Q1, '04.

Mike Cockrell:    Just the 1 cent and there's no more for the rest of the year.
                  And we don't expect anymore out of that particular vitamin settlement either. But for the year there was 1 cent and it happened in last year's first quarter. So going forward there will be none.

(Hewitt):         If I could just get back to the executive compensation for a second, just emphasize if I think return on capital is always a good metric to use and so I would suggest that it might be worth adding as one of the factors you look at. And by the way
                  I think your return on capital figures are good so it's not like I'm trying to introduce a tougher metric.

Mike Cockrell:    We certainly look at it internally frequently and appreciate that and we do, you know, every year when we set our goals we do take that into consideration and appreciate that. But it has never been used specifically by the compensation committee although, as you know from looking at the proxy, they now have that available to them if they want to.

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                                                    SANDERSON FARMS INCORPORATED
                                                        Moderator: Joe Sanderson
                                                            02-24-05/10:00 am CT
                                                              Conference #500024
                                                                         Page 18

(Hewitt):         Right. Could I ask another question?

Mike Cockrell:    Sure.

(Hewitt):         Someone on one of the discussion boards on the Internet
                  suggested it might be cheaper for you or more advantageous if you bought an existing chicken facility rather than building one from scratch. Can you just talk about sort of the economics or the thought process of first of all, is that possible and second, what sort of economies do you expect from the brand new facility versus say buying someone else's facility if in fact, you know, it's even possible to do that?

Joe Sanderson:    We've done that throughout our history. The Hazlehurst plant was bought, the Laurel plant was built, the Collins plant was bought, the Hammond plant was bought, the McComb plant was built. The prepared foods division was bought.

                  So we've utilized both methods - Greenfield construction or acquisition -and we evaluate them all, all of the time. During the year of 2003 there were a number of assets available that we looked at across the country and at the end of the day for whatever reasons, that didn't work out and we ended up building the plant in Georgia. So to us either one works.

                  If it's in the right place, it has marketing advantage and that's our first - our first deal is market. Access to a market or participate in a market segment, acquire customers in a market segment and our first step consideration is marketing. And if that can be achieved with an acquisition, fine. If it can be achieved with building we'll do that too.

(Hewitt):         Great. I think the comment was suggesting that with your stock price performing terrifically over the last several years that you might be falling in

                                                    SANDERSON FARMS INCORPORATED
                                                        Moderator: Joe Sanderson
                                                            02-24-05/10:00 am CT
                                                              Conference #500024
                                                                         Page 19

                  love with the idea of brand new plants rather than a philosophy of really monitoring every penny that you spend.

Mike Cockrell:    No. Yeah, as Joe just said, you know, we look at both and I don't think that's - that's not true. You know, we'd evaluate every opportunity on its own merits and make a decision but certainly the construction during the `90s has paid off well for us. Those plants we're building from Greenfield have done well but the other plants are operating well too.

(Hewitt):         Right. Thanks, gentlemen.

All:              Thank you.

Operator:         There are no further questions at this time. Mr. Sanderson,
                  I'll turn things back to you for any closing comments.

Joe Sanderson:    Thank you. Thank you for spending time with us this morning.
                  We're pleased with our results to-date and look forward to continued progress in fiscal 2005. We look forward to reporting our results to you throughout the year.

                  Thank you very much.

Operator:         That does conclude today's conference call. Again, thank you all for your participation and have a great day.

                                       END